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                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is made on December 3, 2001, among Documentum Canada Company, a Nova Scotia company ("Buyer"), The Bulldog Group Inc., an Ontario corporation ("Bulldog"), Empower Computerware Inc., an Ontario corporation ("Empower"), The Bulldog Group USA, Inc., a Delaware corporation ("Bulldog US") and The Bulldog Group UK Limited, an English company ("Bulldog UK") (Bulldog, Empower, Bulldog US and Bulldog UK will be referred to collectively as "Sellers").

WHEREAS Sellers carry on the business of developing, distributing, selling and licensing software and related products worldwide (the "Business");

        AND WHEREAS Sellers wish to sell, and Buyer wishes to purchase, substantially all of the assets of the Business on the terms set forth in this Agreement;

        NOW THEREFORE in consideration of the mutual premises and covenants herein contained and of other goods and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties hereto, the parties agree as follows:

                                   ARTICLE 1

                          DEFINITIONS AND USE OF TERMS

1.1     CONSTRUCTION

               Any reference in this Agreement to an "Article," "Section" or "Schedule" refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement. All words used in this Agreement should be construed to be of such gender or number as the circumstances require. The term "include" or "including" indicates examples of a foregoing general statement and not a limitation on that general statement. Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. Unless otherwise indicated, all references to money or monetary amounts refer to the lawful money of the United States.

1.2     DEFINITIONS

               For the purposes of this Agreement, the following terms and variations of them have the meanings specified in this Section:

               "Accounts Receivable" is defined in Section 3.6.


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                "Adverse Consequences" means any Liability, loss, damages
(including incidental and consequential damages), Claim, cost, deficiency, diminution of value, or expense (including costs of investigation and defense, penalties, and reasonable legal fees and costs), arising by way of a Claim or otherwise.

               "Affiliates" has the meaning given in the OBCA.

               "Agreement" is defined in the first paragraph of this agreement.

               "Ancillary Agreements" means the Employment Agreements, the Non-Competition Agreement, the Registration Rights Agreement and the Escrow Agreement.

               "Assets" is defined in Section 2.1.

               "Assumed Employees" is defined in Section 7.1(a)(i).

               "Assumed Liabilities" is defined in Section 2.3.

               "Balance Sheet" is defined within the definition of "Financial Statements".

               "Bulldog" is defined in the first paragraph of this Agreement.

               "Bulldog UK" is defined in the first paragraph of this Agreement.

               "Bulldog US" is defined in the first paragraph of this Agreement.

                "Business" is defined in the recitals hereto.

               "Business Day" means any day, other than a Saturday a Sunday or a day that is a statutory holiday in the Province of Ontario or the State of California.

               "Buyer" is defined in the first paragraph of this Agreement.

               "Buyer Indemnitees" is defined in Section 11.2.

               "Cash Payment" is defined in Section 2.3(b)(i).

               "Claim" means any claim or demand of whatever nature asserted by a third party in respect of a Liability (including in respect of legal costs on a solicitor-client basis) or alleged Liability.

               "Closing" means the consummation and completion of all of the transactions to be carried out in accordance with this Agreement, including the execution, delivery, and performance of the Ancillary Agreements.

               "Closing Date" is defined in Section 2.5.


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               "Collective Agreement" means any Contract, directly or by
operation of law, with any Union and includes all letters of understanding, letters of intent, side bar letters and other written communications with any Union that creates obligations or sets out any understanding with respect to the interpretation of the provisions of a Contract with such a Union.

               "Commercial Software" means packaged commercially available software programs generally available to the public which have been licensed to any of Sellers pursuant to end-user licenses and which are used in the Business.

               "Consent" means any approval, consent, ratification, waiver or other authorization.

               "Contemplated Transactions" means all of the transactions to be carried out in accordance with this Agreement, including the purchase and sale of the Assets, the assumption of the Assumed Liabilities, the performance by the parties of their other obligations under this Agreement, and the execution, delivery, and performance of the Ancillary Agreements.

               "Contract" means any contract, agreement, commitment, understanding, undertaking, lease, license, franchise, warranty, guaranty, mortgage, note, bond, or other instrument or consensual obligation (whether written or oral and whether express or implied) that is legally binding on the parties thereto.

               "Contravention" or "Contravene" -- an act or omission would "Contravene" something and such an act would constitute a "Contravention" if, as the context requires:

        (a) the act or omission would conflict with it, violate it, result in a breach or violation of or failure to comply with it or constitute a default under it;

        (b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

        (c) the act or omission would result in the creation of an Encumbrance.

               "Copyrights" means all registered and unregistered copyrights in both published works of authorship and unpublished works of authorship, including the Programs.

               "Designated Employees" means those Employees listed in Schedule 2.6(a)(iii);

               "Design Documentation" is defined in Section 3.26 (e).

               "Documentum Stock" is defined in Section 2.4(b)(ii).

               "Embedded Products" is defined in Section 3.26(c).


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               "Employee" means any active or inactive individual, employee, or officer of any of Sellers, or a director of any of Sellers if currently employed by such party and who performs services on a full or part-time basis.

               "Employee Benefit Plans" means any agreement, plan, program, fund, policy, Contract or arrangement (whether written or oral) providing any bonus, incentive compensation, profit sharing, retirement, pension, insurance, disability, death benefit, medical, dental or vision insurance or expense reimbursement, sick pay, dependent care, equity share bonus, equity share option, equity share purchase arrangement or equity share appreciation rights, equity equivalent bonus, savings, deferred compensation, consulting, severance pay or termination pay, change-in-control benefit, holiday or vacation pay, day-care, legal services, supplemental or excess benefit, housing assistance, moving expense reimbursement, educational assistance, welfare or other benefits beyond an Employee's or former Employee's current base pay, to any Employee or former Employee and the beneficiaries and dependents of any such Employee or former Employee, regardless of whether it is private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory, except any benefit mandated by Legal Requirements and by tax laws.

               "Employment Agreement" means each agreement to be entered into at Closing between Buyer and a Designated Employee.

               "Employment Laws" means all Legal Requirements relating to employment and labour, including without limitation those relating to wages, hours or employment or labour standards generally, labour or industrial relations, pension benefits, human rights, pay equity, employment equity, workers' compensation, or workplace safety and insurance, occupational health and safety, immigration, employer health tax, employment or unemployment insurance, Canada or Quebec Pension Plan and income tax withholdings, applicable to all Employees or former Employees.

               "Empower" is defined in the first paragraph of this Agreement.

               "Encumbrance" means any charge, Claim, mortgage, servitude, easement, right of way, community or other property interest, covenant, equitable interest, lease or other possessory interest, lien, option, pledge, security interest, preference, priority, pre-emptive right, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any equity security), transfer, receipt of income or exercise of any other attribute of ownership.

               "Environmental, Health, and Safety Liabilities" means any Liability arising from or under any Occupational Health and Safety Law, including those consisting of or relating to:

        (a) any environmental, health, or safety matter or condition, including on-site or off-site contamination, occupational health and safety, and regulation of any chemical substance or product;

        (b) any fine, penalty, judgment, award, settlement, Proceeding, Claim, demand or any response, investigative, monitoring, remedial, reclamation, restoration, or inspection Liability arising under any Occupational Health and Safety Law;


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        (c)    Liability under any Occupational Health and Safety Law for cleanup costs or corrective action, (whether or not such cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damage; or

        (d) any other compliance, corrective, reclamation, remedial or restoration measures required under any Occupational Health and Safety Law.

               "Escrow Agent" means BNY Trust Company of Canada.

               "Escrow Agreement" means the escrow agreement to be entered into on Closing by Buyer, Seller and the Escrow Agent.

               "Escrowed Shares" is defined in Section 2.4(b)(iii).

               "ETA" means the Excise Tax Act (Canada), R.S.C. 1985, c. E-15.

               "Financial Statements" means (a) audited consolidated balance sheets of Sellers as at December 31 for each of the years 1998 through 2000, and the related audited consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche, (b) an audited consolidated balance sheet of Sellers as at December 31, 2000 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in shareholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Deloitte & Touche, and (c) an unaudited balance sheet of Sellers as at October 31, 2001 (the "Interim Balance Sheet") and the related unaudited statements of income, changes in shareholders' equity, and cash flow for the fiscal period then ended.

               "GAAP" means generally accepted accounting principles for financial reporting in Canada as recommended by the Canadian Institute of Chartered Accountants in its handbook, applied on a basis consistent with the prior practice of the Person to which such principles are applied.

               "Governmental Authorization" means any Consent, license, Permit or registration given by any Governmental Body or pursuant to any Legal Requirement.

               "Governmental Body" means any:

               (a) country, nation, region, province, state, territory, county, city, town, village, district, municipality or other jurisdiction;

               (b) federal, provincial, state, local, municipal, territorial, aboriginal, foreign or other government;

               (c) governmental or quasi-governmental authority of any nature
                   (including any governmental agency, branch, ministry, department, commission or other entity and any court, board, commission or other tribunal);

               (d) multinational organization;


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               (e) body exercising, or entitled to exercise, any administrative, executive, judicial, ministerial, perogative, legislative, policy, regulatory, or tax authority or power of any nature; and

               (f) an official of any of the foregoing.

               "GST/HST" means Goods and Services Tax/Harmonized Sales Tax imposed pursuant to Part IX of the ETA.

               "ITA" means the Income Tax Act (Canada), R.S.C. 1985 (5th Supplement) c.1.

               "Indemnity Claim" is defined in Section 11.8.

               "Intellectual Property" is defined in Section 3.25(a).

               "Interim Balance Sheet" is defined within the definition of "Financial Statements".

               "Knowledge" -- (i) an individual will be considered to have "Knowledge" of a fact or matter if the individual is actually aware of the fact or matter or a prudent individual could be expected to discover or otherwise become aware of the fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of the fact or matter; and
(ii) an entity will be considered to have "Knowledge" of a fact or matter if any individual who is serving as a director, manager or senior executive, officer, partner, executor, or trustee of that entity (or in similar capacity) has, or at any time had, Knowledge of the fact or matter.

               "Labour Disturbance" means any strike, cessation of work, refusal to work by Employees in combination or in accordance with a common understanding, or a slow down or other concerted activity on the part of such Employees designed to restrict or limit output, or any lockout, closing of place of employment, suspension of work or refusal by Seller to continue to employ any Employees, or any other disturbance or dispute involving Employees.

               "Labour Relations Matter" means any matter regarding wages, salaries, bonuses, commissions, hours of work, vacations or vacation pay, holidays or holiday pay, severance pay, notice or pay in lieu of notice, termination pay, sick leave, personal days, pension or other Employee benefits, worker's compensation or workplace safety and insurance, income tax withholdings, employment or unemployment insurance, Canada and Quebec Pension Plan or employer health tax, human rights, pay equity, employment equity, occupational health and safety, employment standards, or arising under any Employment Laws generally.

               "Legal Requirement" means any constitution, law, bylaw, statute, treaty, convention, rule, regulation, ordinance, guideline, policy, code, Order, Permit, standard principle of common law, notice from or approval of any Governmental Body or any Contract with any Governmental Body relating to compliance with any of the foregoing.


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               "Liabilities" means liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, choate, inchoate, or otherwise, whether due or to become due, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

               "Marks" means business names, trade names, registered and unregistered trade marks, service marks, and applications therefor.

               "Material Adverse Effect" -- something would be considered to have a "Material Adverse Effect" on Sellers or the Business if it: (i) materially adversely affects the financial or other condition, results of operations, Assets, Liabilities, equity, business or prospects of any of Sellers or of the Business, (ii) materially impedes the ongoing operations of any of Sellers, or (iii) significantly adversely affects a material asset of any of Sellers.

               "Net Names" means all rights in Internet websites and domain names.

               "Non Competition Agreement" means the confidentiality and non-competition agreement to be entered into by Sellers on Closing.

               "OBCA" means the Business Corporations Act (Ontario), R.S.O. 1990, c.B-16.

                "Occupational Health and Safety Law" means any Legal Requirement designed to provide safe and healthy working conditions and to reduce occupational health and safety hazards, and any program, whether established by a Governmental Body or any other Person (such as those promulgated or sponsored by industry associations and insurance companies) designed to provide safe and healthy working conditions.

               "Order" means any order, direction, summons, judgment, requirement, decree, ruling, demand, assessment, reassessment or arbitration award of any Governmental Body or arbitrator.

               "Ordinary Course of Business" refers to actions taken in Sellers' normal operation of the Business, consistent with its past practice and practices of other Persons in its same line of business and having no Material Adverse Effect on Sellers.

               "Patents" means patents, patent applications, and inventions and discoveries that may be patentable.

               "Permits" means all approvals, certificates, consents, licenses, permits, registrations and authorizations required under any Legal Requirement.

               "Person" refers to an individual or an entity, including a corporation, limited liability company, unlimited liability company, partnership, limited partnership, joint venture, trust, trustee, executor, administrator or other legal representative, syndicate, association, Governmental Body or any other body with legal personality separate from its equityholders or members.


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               "Proceeding" means any action, arbitration, audit, examination, investigation, determination of appeal or assessment inquiry, hearing, litigation, prosecution or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

               "Programs" is defined in Section 3.26(a).

               "PST" is defined in Section 2.9.

               "Purchase Price" is defined in Section 2.4(a).

               "Registration Rights Agreement" means the registration rights agreement in respect of the Shares.

               "Related Person" has the meaning given in the ITA.

               "Representative" means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, legal counsel, accountant, or other representative of that Person.

               "Retained Liabilities" means all Liabilities of Sellers other than the Assumed Liabilities.

               "Sellers" is defined in the first paragraph of this Agreement.

               "Seller Contract" means any Contract identified on Schedule 2.1(e), and any other Contract:

        (a)    under which any of Sellers has or may acquire rights;

        (b) under which any of Sellers is or may become subject to any Liability; or

        (c) by which any of Sellers or any of the Assets is or may become bound.

               "Shares" is defined in Section 2.4(b)(ii).

               "Subsidiary" has the meaning given in the OBCA.

               "Taxes" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Body, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including Transfer Taxes and those taxes levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, employer health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all licence, franchise and registration


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fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;

               "Termination" is defined in Section 7.1(a)(iii)(C).

               "Termination Costs" is defined in Section 7.1(a)(iii)(C).

               "Third Party Liability" is defined in Section 11.8.

               "Threatened" -- an action or matter would be considered to have been "Threatened" if a demand or statement has been made (whether orally or in writing) or a notice has been given (whether orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such action or matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

               "Trade Secrets" means all know-how, trade secrets, confidential or proprietary information, customer lists, software, technical information, industrial designs, data, process technology, plans, drawings and blue prints.

               "Transfer Taxes" means all federal, provincial, state, territorial, aboriginal, municipal, local, foreign, and other taxes, imposts, rates, surtaxes, charges, fees, duties (including customs duties), levies, tolls, premiums, contributions or other assessments imposed, assessed, or charged in respect of the transfer, sale, conveyance, consumption, use, import, export, or registration thereof, of property, including, without limiting the generality of the foregoing, ad valorem, turnover, real and personal property (tangible and intangible), sales, retail sales, consumption, use, VAT, goods and services, commodity, harmonized, health, education, social service, franchise, excise, stamp, leasing, lease, and transfer taxes imposed by any Governmental Body, and including any such taxes required to be collected, withheld or remitted, and including any interest, fines, penalties or additions to tax attributable thereto and including any penalties or fines for failing to collect, withhold, deduct or remit such taxes, and any installments or payments payable in respect thereof.

               "Union" means any labour or trade organization or association of employees that has as one of its purposes the regulation of relations between employers and employees through collective bargaining, or any other representative of employees.

               "VAT" means value added tax, including the value added tax established pursuant to the Value Added Tax Act 1994 (UK).

1.3     SCHEDULES AND EXHIBITS

               The Schedules and Exhibits to this Agreement, as listed below, are an integral part of this Agreement:

Schedule 2.1(a)           Leased Real Property


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Schedule 2.1(b)           Other Tangible Assets

Schedule 2.1(c)           Inventories

Schedule 2.1(e)           Contracts

Schedule 2.2(b)           Excluded Assets

Schedule 2.3              Assumed Liabilities

Schedule 2.6(a)(iii)      Designated Employees

Schedule 2.6(a)(xiv)      Secured Creditors to Release Security on Closing

Schedule 2.11             Allocation of Purchase Price

Schedule 3.3(a)           Governmental Authorizations

Schedule 3.6              Accounts Receivable

Schedule 3.8              Liabilities of Sellers

Schedule 3.10             No Material Change

Schedule 3.11(b)          Description of Real Property Leases

Schedule 3.11(c)          Encumbrances

Schedule 3.13(a)          Seller Contracts

Schedule 3.13(b)          Contracts Requiring Consent to Assign

Schedule 3.14 20 largest customers; 10 largest suppliers; Material Change in Relationships; Warranties

Schedule 3.15             Insurance Policies; Insurance Claims

Schedule 3.17(a)(i)       Employee Benefit Plans


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Schedule 3.17(a)(ii)      Financial Cost of Employee Benefit Plans

Schedule 3.17(c)          Employee Benefit Plan Matters

Schedule 3.18(a)          Employee List

Schedule 3.18(e)          Employee Matters

Schedule 3.19(a)          Legal Requirements; Governmental Authorizations

Schedule 3.19(b)          Permits

Schedule 3.20(b)          Orders to which Sellers are subject

Schedule 3.20(c)          Proceedings

Schedule 3.21             Interest of Related Persons

Schedule 3.22             Brokers fees and finder fees

Schedule 3.25(b)          Seller Contracts in respect of Intellectual Property

Schedule 3.25(c)          Encumbrances on Intellectual Property

Schedule 3.25(e)          Marks

Schedule 3.25(f)          Copyrights

Schedule 3.25(h)          Net Names

Schedule 3.26             Programs

Schedule 3.26(b)          Contracts in respect of Programs

Schedule 3.26(c)          Contracts in respect of Embedded Products

Schedule 3.26(d)          Software Authors


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                                   ARTICLE 2

                      SALE AND TRANSFER OF ASSETS; CLOSING

2.1     ASSETS

               Upon and subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase from Sellers, all of the right, title, benefit and interest of Sellers in and to all of Sellers' assets relating to the Business (the "Assets"), including but not limited to Sellers' right, title and interest in and to:

        (a)    the real property leased to Sellers and listed in Schedule
               2.1(a);

        (b) all other tangible assets of Sellers, whether owned, leased or rented, including, without limitation, all equipment, furniture, fixtures, computer hardware and equipment, furnishings and vehicles, all as more specifically set out in Schedule 2.1(b);

        (c)    all inventories of Sellers, all as more specifically set out in
               Schedule 2.1(c);

        (d)    all accounts receivable (whether or not billed as of the Closing
               Date), refunds, notes, evidences of indebtedness, credits, claims, debts and obligations of any kind due and owing to Sellers as of the Closing Date relating to the Business, save and except any tax refunds owing to Sellers in respect of the Business in respect of any reporting period of Sellers ending on or before the Closing Date;

        (e)    those Contracts listed in Schedule 2.1(e);

        (f) all customer and vendor lists of Sellers, all files and documents required in connection with the ongoing administration and operation of the Business including, without limitation, customer information, current and historical referral lists, credit information on customers and vendors, and certain other business and financial records, files, accounts, books and documents relating to the Business;

        (g) the sole and exclusive use of all Permits owned, held, used, or otherwise possessed relating to the Business;

        (h) the exclusive use of the telephone numbers of Sellers, as applicable, and all intangible personal property rights and goodwill of Sellers relating exclusively to the Business, including, without limitation, the right to use the name "Bulldog", and all trade names and applications therefor;

        (i) all prepayments and prepaid expenses made for the benefit of the Business;


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        (j)    all sales, advertising, promotion and selling literature and materials;

        (k)    all Intellectual Property; and

        (l) all other assets, rights, rights of set-off, properties and interests used in the Business which are owned or held by Sellers, other than the Excluded Assets.

2.2     EXCLUDED ASSETS

               The Assets do not include the following assets (the "Excluded Assets"):

        (a) any right or claim to refund of any taxes, including without limitation GST/HST, VAT or benefits under any insurance policies with respect to the Assets or the operation of the Business relating to any periods prior to the Closing Date (whether any such refund or benefit is received prior to or after the Closing
               Date);

        (b) those assets more particularly described and listed on Schedule 2.2(b).; and

        (c) cash on hand, cash on deposit, cash equivalents, certificates of deposit and marketable securities held by Sellers.

2.3     ASSUMED LIABILITIES

               Except as expressly set forth in this Agreement, Buyer shall not assume or be liable for any Liability of any of Sellers. From the Closing, Buyer will assume and agrees to discharge the following Liabilities (the "Assumed Liabilities"):

        (a) all Liabilities of the Sellers arising following Closing and relating to the Contracts listed in Schedule 2.1(e);

        (b)    those Liabilities set out specifically on Schedule 2.3; and

        (c) those Liabilities arising following Closing in favour of the Assumed Employees, as specifically set out in Section 7.1.

2.4     PURCHASE PRICE

        (a) The aggregate consideration payable by Buyer to Sellers for the Assets (the "Purchase Price") will be $11.5 million.

        (b) The payment of the Purchase Price will be satisfied by Buyer as follows:

               (i) the payment to Sellers, on Closing, the aggregate sum of $2,000,000 (the "Cash Payment"), as directed in writing by Sellers;

               (ii) the delivery to Sellers, on Closing and as directed by Sellers, an aggregate number of shares (the "Shares") of Common Stock of Documentum, Inc. (the "Documentum Stock") equivalent in number to $6,850,000 divided


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                      by the average per share trading price, on NASDAQ, of
                      Documentum Stock for the 10 trading days ending 2 days before the Closing Date;

               (iii) the delivery to the Escrow Agent, on Closing, of shares (the "Escrowed Shares") of Documentum Stock equivalent in number to $1,150,000 divided by the average per share trading price, on NASDAQ, of Documentum Stock for the 10 trading days ending 2 days before the Closing Date; and

               (iv) the assumption of the Assumed Liabilities, which shall be approximately $1,500,000.

2.5     CLOSING

        The Closing will take place at the offices of Baker & McKenzie (Toronto) at Suite 2100, BCE Place, 181 Bay Street, Toronto, Ontario, or by telephone and fax if Buyer and Seller so agree, commencing at 10:00 a.m. (local time) on December 5, 2001 (the "Closing Date"), unless Buyer and Sellers agree otherwise.

2.6     CLOSING OBLIGATIONS AND DELIVERIES

        At the Closing:

        (a)    Sellers will deliver to Buyer:

               (i) a general conveyance, executed by Sellers, for all of the Assets;

               (ii) an assignment and assumption agreement in respect of the Contracts set out in Schedule 2.1(e), executed by Sellers, together with any Consent required for the assignment of such Contracts;

               (iii) the Employment Agreements, executed by the Designated Employees;

               (iv) the Non-Competition Agreement, executed by Sellers and by each of Chris Strachan, Mark Arbour and KL Wong;

               (v)    the Escrow Agreement, executed by Sellers;

               (vi)   the Registration Rights Agreement, executed by Sellers;

               (vii) a certificate executed by a senior officer of each of Sellers in respect of the accuracy of Sellers' representations and warranties as at the date of this Agreement and as of the Closing Date in accordance with
                      Section 8.1;

               (viii) a certificate executed by a senior officer of each of
                      Sellers in respect of the performance of and compliance with Sellers' covenants in accordance with Section 8.2;

               (ix) certificates of status with respect to each of Sellers certified by the corporate registrars in each jurisdiction in which the conduct of its business or the ownership or leasing of assets requires it to be qualified to do business in such jurisdiction, in each case as of a date not more than ten (10) days prior to the Closing Date;

               (x) a certificate executed by a senior officer of each of Sellers attaching a true and complete copy of each of the following:

                       (A)   its constating documents; and

                       (B) a resolution of that party, the form and substance of which are satisfactory to Buyer, authorizing the execution, delivery and performance of this Agreement and all Ancillary Agreements and the consummation of the Contemplated Transactions;

               (xi)    the purchase certificate referred to in Section
                       7.1(a)(vi);

               (xii) a duplicate copy of an order from an Ontario court of competent jurisdiction, in form and content satisfactory to Buyer, which order shall waive the application of the Bulk Sales Act (Ontario), R.S.O. 1990, c.B-14, to the Contemplated Transactions; and

               (xiii) The Provincial Sales Tax clearance certificates referred to in Section 2.10;

               (xiv) A release in respect of the security held in favour of each of those secured creditors listed in Schedule 2.6(a)(xiv) in respect of the assets of any of the Sellers, signed by the respective secured creditor, together with evidence of the discharge of any registrations of such security interest pursuant to applicable laws;

               (xv) An acknowledgement, in form and content satisfactory to Buyer, in respect of (a) the aggregate amount owed by Sellers in favour of SPE Bulldog Holdings Inc. or any Affiliate thereof; (b) the specific security over the assets of Seller in favour of SPE Bulldog Holdings Inc. or any Affiliate thereof; together with an undertaking to discharge such security upon repayment of the amount set forth in (i) by Buyer;

               (xvi) separate assignments of all registered Intellectual Property in registrable form, each in form and substance satisfactory to Buyer, executed by Sellers;

               (xvii) separate assignments of all registered Intellectual Property in registrable form, currently held by SPE Bulldog Holdings Inc., executed by SPE Bulldog Holdings Inc.; and

               (xviii) an undertaking by SPE Bulldog Holdings Inc. to change its corporate
                      name to a name that does not include the word "Bulldog";

               (xix) physical delivery of all tangible personal property that constitutes the Assets, including such physical evidence of the Intellectual Property as any of the Sellers possesses, as Buyer may direct;

        (b)    Buyer will deliver to Sellers:

               (i)    the Cash Payment;

               (ii)   the Shares;

               (iii) a certificate executed by a senior officer of Buyer in respect of the accuracy of Buyer's representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 9.1;

               (iv) a certificate executed by a senior officer of Buyer in respect of the performance of and compliance with Buyer's covenants in accordance with Section 9.2;

               (v)    the Non-Competition Agreement, executed by Buyer;

               (vi)   the Escrow Agreement, executed by Buyer;

               (vii) the Registration Rights Agreement, executed by Documentum, Inc.;

               (viii) a certificate of status with respect to Buyer certified by the Nova Scotia Registrar as of a date not more than ten
                      (10) days prior to the Closing Date; and

               (ix) a certificate executed by a senior officer of Buyer attaching a true and complete copy of each of the following:

                      (A) the memorandum and articles of association of Buyer; and

                      (B) a resolution of Buyer approving of the execution, delivery and performance of this Agreement and all Ancillary Agreements and the consummation of the Contemplated Transactions;

               (x) a certificate executed by a senior officer of Documentum, Inc. attaching a true and complete copy of the articles and by-laws of Documentum, Inc.; and

        (c)    Buyer will deliver the Escrowed Shares to the Escrow Agent.

2.7     TRANSFER TAX MATTERS

               The Purchase Price is exclusive of all applicable Transfer Taxes. Upon identification by the parties of those Transfer Taxes applicable to the Contemplated Transactions, each party will do such acts and things as each may reasonably request for the purpose of paying and remitting any applicable Transfer Taxes to the applicable Governmental Body or Governmental Bodies.

2.8     CANADIAN GOODS AND SERVICES TAX/HARMONIZED SALES TAX

Buyer will, on or before the 29th day of the calendar month immediately following the calendar month of the Closing Date, deliver to Bulldog, by cheque payable to the Receiver General of Canada, all applicable GST/HST payable under Division II of Part IX of the ETA and that is required to be collected under section 221 of the ETA from Buyer in respect of the sale and purchase of the Assets. In this regard, Sellers represent and warrants to Buyer (a) Bulldog and Empower are each registered under Subdivision d of Division V of Part IX of the ETA and that Bulldog's GST/HST registration number is 130886799 RT 0001 and (b) Empower's GST/HST registration number is 13564 5786 RT0001. Buyer represents to Sellers that Buyer is registered under Subdivision d of Division V of Part IX of the ETA and that Buyer's GST/HST registration number is 872802715 RT 0001.

2.9     PROVINCIAL SALES AND USE TAXES

               The Purchase Price is exclusive of all applicable Canadian provincial sales, use, and consumption taxes (collectively "PST") payable in connection with the sale and transfer of the Assets. Buyer will pay any applicable PST directly to the appropriate provincial tax authorities within the time prescribed by law for the payment of such tax.

2.10    PROVINCIAL SALES AND USE TAX CLEARANCE CERTIFICATES

               On or before Closing, Sellers will deliver to Buyer a duplicate copy of a Provincial Sales Tax Clearance Certificate from every province that imposes a sales, use, or consumption tax of general application and in which any of Sellers holds assets or does business. Each clearance certificate will cover all periods up to the Closing Date.

2.11    ALLOCATIONS/PRORATION

        The Purchase Price under this Agreement will be allocated in accordance with Schedule 2.11. After the Closing, Buyer and Sellers will make consistent use of the allocation specified in Schedule 2.11 for all tax purposes and in any and all filings, declarations and reports. Neither Buyer nor Sellers will contend or represent that such allocation is not a correct allocation. All fees, taxes, charges and like items not expressly addressed in this Agreement will be prorated as of the Closing Date.

2.12    CONSENT TO ASSIGNMENT

        To the extent that the assignment of any Seller Contract requires the Consent of another person, this Agreement will not constitute an agreement to assign such Seller Contract if an attempted assignment would constitute a breach thereof. Sellers will use commercially reasonable efforts to obtain any required Consents to the assignment of each Seller Contract. If a required Consent to the assignment of a Seller Contract is not obtained, then to the extent permitted by Legal Requirements and, if Buyer so requests, Sellers will cooperate with Buyer to provide for Buyer the benefits under such contract, including enforcement, at the cost of and for the benefit of Buyer, of any and all rights of Sellers against any other party.

                                   ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

        As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Sellers jointly and severally represent and warrant to Buyer as follows and acknowledges that Buyer is relying upon such representations and warranties in connection with the consummation by Buyer of the Contemplated Transactions:

3.1     ORGANIZATION

        Each of Sellers is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct the Business as it is now being conducted, to own and use the Assets, and to perform all its obligations under all applicable Seller Contracts. Each of Sellers is duly registered to conduct business in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such registration. No Seller except Bulldog and Empower carries on business in Canada. Bulldog and Empower carry on business and hold assets only in the Province of Ontario.

3.2     ENFORCEABILITY; NO CONFLICT

        Each of Sellers has all requisite legal and corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate and perform the Contemplated Transactions, each of which actions has been duly authorized and approved by all necessary corporate action of such Seller. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each Ancillary Agreement to which each of Sellers is or will be a party will, upon execution and delivery thereof, constitute, the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, save as same may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally to the extent that the remedies of specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

3.3     NO GOVERNMENTAL AUTHORIZATION OR CONSENTS; NO CONFLICT

        (a) Except as set out in Schedule 3.3(a) none of Sellers is or will be required to give any notice to any Person or obtain any Consent or Governmental Authorization in connection with the execution and delivery of this Agreement or of the Ancillary Agreements or the consummation or performance of any of the Contemplated

               Transactions, in particular:

               (i) on the assumption that Buyer and its Affiliates have no assets in Canada and have had no sales in, from or into Canada during their last completed fiscal year until the date hereof, notification of the proposed transaction or any part thereof will not be required pursuant to Part IX of the Competition Act (Canada), R.S.C. 1985, c.C-34; and

               (ii) the proposed transaction is not reviewable (in whole or in part) under the Investment Canada Act, R.S.C. 1985, c.28 (1st Supplement) .

        (b) Neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or result in the imposition of any form of penalty or prepayment or require an acceleration of payment pursuant to:

               (i) any of Sellers' constating documents, including any shareholder agreements; or

               (ii)   any Seller Contract; or

               (iii) any Governmental Authorization, Legal Requirement, Permit or Order to which any of Sellers or any of the Assets may be subject;

3.4     FINANCIAL STATEMENTS

               Sellers have delivered to Buyer the Financial Statements. The Financial Statements have been prepared in accordance with the books and records of Sellers and fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of Sellers as at the respective dates of, and for the periods referred to in, such Financial Statements, all in accordance with GAAP, except as otherwise noted in the notes or schedules, subject in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). All material assets of Sellers are reflected in the Interim Balance Sheet. The assets and liabilities of Sellers are fairly valued in the Interim Balance Sheet, and, except in the Ordinary Course of Business, their values have not changed significantly between the date of the Interim Balance Sheet and the date hereof.

3.5     BOOKS AND RECORDS

               The books of account and other records of or pertaining to Sellers, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. Each transaction of each of Sellers is properly and accurately recorded on the books and records of such Seller, and each document (including any

Contract, invoice, or receipt) on which entries in such Seller's books and records are based is complete and accurate in all material respects.

3.6     ACCOUNTS RECEIVABLE

               All accounts receivable of Sellers that are reflected on the Interim Balance Sheet and the accounting records of Sellers as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Schedule 3.6 contains a complete and accurate list of all Accounts Receivable as of December 4, 2001, which list sets forth the aging of each such Account Receivable.

3.7     INVENTORY

               Sellers do not own or possess any inventory.

3.8     NO UNDISCLOSED LIABILITIES

               Except as disclosed in Schedule 3.8, none of Seller has any Liabilities except for liabilities reflected in the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business since the date thereof.

3.9     NO MATERIAL ADVERSE EFFECT

               Since the date of the Interim Balance Sheet, nothing has had a Material Adverse Effect on any of Sellers, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.

3.10    ABSENCE OF CERTAIN CHANGES AND EVENTS

        Other than as disclosed in Schedule 3.10, since the date of the Interim Balance Sheet, each of Sellers has conducted its business only in the Ordinary Course of Business and there has not been any:

        (a) Payment (except in the Ordinary Course of Business) or increase by such Seller of any bonuses, salaries, or other compensation to any director, officer or Employee, or entry into any employment, severance, or any similar Contract with any director, officer or Employee;

        (b) adoption of, amendment to, or increase in the payments to or benefits under, any Employee Benefit Plan;

        (c) damage to or destruction or loss of any asset or property of such Seller, whether or not covered by insurance, which may have a Material Adverse Effect on such Seller;

        (d)    entry into, termination of or receipt of notice of termination of
               (i) any license, distributorship, dealer, sales representative, joint venture, credit, guarantee or similar Seller Contract, or (ii) any Seller Contract or transaction involving a total remaining commitment by or to Seller of at least $10,000;

        (e) sale (other than sales in the Ordinary Course of Business), lease or other disposition of any asset or property of such Seller or the creation of any Encumbrance on any material asset of such Seller;

        (f) cancellation or waiver of any Claims or rights with a value to Seller in excess of $10,000;

        (g)    material change in the accounting methods used by such Seller;

        (h) purchase of or agreement to purchase any additional assets (including shares of any corporation) by such Seller at a cost of greater than $10,000 in any one instance;

        (i) sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition of any Intellectual Property necessary to the Business, or the creation of any Encumbrance on any Intellectual Property owned, held or used by such Seller;

        (j) action taken by such Seller or any of its directors, officers or shareholders to authorize any of the foregoing actions; or

        (k)    Contract entered into by such Seller to do any of the foregoing.

3.11    PROPERTIES AND ASSETS

        (a)    None of Sellers owns any real property.

        (b) Schedule 3.11(b) contains an accurate description (by location, name of lessor, date of lease, and term expiration date) of all leases of real property to which each of Sellers is a party.

        (c) Except as set out in Schedule 3.11(c), Sellers own good and transferable title to all of the Assets free and clear of any Encumbrances.

3.12    CONDITION AND SUFFICIENCY OF TANGIBLE ASSETS

               Each item of tangible personal property of each of Sellers is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the Ordinary Course of Business. None of Sellers owns or leases any assets (a) not used in the Business, or (b) presently used in the Business but the use of which is made available to other Persons for matters unrelated to the Business.

3.13    CONTRACTS; NO DEFAULTS

        (a) Schedule 3.13(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

        (i) each Seller Contract that involves performance of services or delivery of goods or materials by one of Sellers of an amount or value in excess of $10,000;

        (ii) each Seller Contract that involves the borrowing of money by one of Sellers whether secured or otherwise;

        (iii) each Seller Contract that involves performance of services or delivery of goods or materials to one of Sellers of an amount or value in excess of $10,000;

        (iv) each Seller Contract that was not entered into in the Ordinary Course of Business and that involves the expenditure or receipt by one of Seller of an amount or value in excess of $10,000;

        (v) each Seller Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

        (vi)   any letters of credit outstanding at the date hereof;

        (vii) each Seller Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by one of Sellers with any other Person;

        (viii) each Seller Contract containing covenants that in any way purport to restrict the business activity of one of Sellers or limit the freedom of one of Sellers to engage in any line of business or to compete with any Person;

        (ix) each Seller Contract providing for payments to or by any Person based on or determined by reference to sales, purchases, or profits, other than direct payments for goods;

        (x) each power of attorney that is currently effective and outstanding;

        (xi) each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by one of Sellers to be responsible for consequential damages;

        (xii) each Seller Contract for capital expenditures in excess of $10,000;

        (xiii) each written warranty, guarantee, and or other similar undertaking with respect to contractual performance extended by one of Sellers other than in the Ordinary Course of Business; and

        (xiv)  each Seller Contract with any Affiliate or related party.

               The information set out in Schedule 3.13(a) includes, for each Contract, (a) the parties thereto; (b) the date and expiration date thereof; and
               (c) Sellers' remaining obligations thereunder.

        (b) Each Seller Contract is in full force and effect, is valid and enforceable in accordance with its terms, and, except as set forth in Schedule 3.13(b), is assignable by one of Sellers to Buyer without the Consent of any other Person. Sellers have not Contravened any of the applicable terms and requirements of such Contracts, and none of Sellers has any knowledge of any Contravention of any Seller Contract by the other parties thereto.

        (c) Other that in respect of the current negotiation of an end-user agreement with Kirch New Media, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any Seller Contracts and no one has made written demand for such renegotiations. None of Sellers has any knowledge that any party to a Seller Contract does not intend to renew it.

        (d) None of Sellers has entered into any speculative Contracts (such as hedging or future Contacts) out of the Ordinary Course of Business.

3.14    CUSTOMERS AND SUPPLIERS

               Schedule 3.14 lists (a) the names and addresses of the 20 largest customers and the 10 largest suppliers (measured in each case by dollar volume of purchases or sales during the fiscal period ended October 31, 2001) of Sellers; and (b) the dollar amount of purchases or sales which each such customer or supplier represented during the year ended December 31, 2000. Except as disclosed in Schedule 3.14, there exists no actual, and none of Sellers has any Knowledge of any Threatened, termination, cancellation or material limitation of, or any material change in, the business relationship of Sellers with any customer, supplier, group of customers or group of suppliers listed in
Schedule 3.14. None of Sellers has made any material oral or written representations or warranties with respect to its products or services. No customer of Sellers has any right to any credit or refund for products sold or services rendered or to be rendered by Sellers pursuant to any Contract, understanding or practice of any of Sellers other than pursuant to the normal course return policy of Sellers described in Schedule 3.14. No material purchase commitments by any of Sellers (of either products or services) are in excess of ordinary business requirements or at a price in excess of market price at the date such contract was made. There are no purchase commitments that provide that any supplier will be the exclusive supplier of any of Sellers and there are no purchase commitments except as written and recorded on the books of any of Sellers.

3.15    INSURANCE

               Sellers maintain in full force and effect insurance policies covering Sellers' insurable business risks and Liabilities in adequate amounts to provide reasonable protection for the business of and the properties owned and used by Sellers and for their respective directors and officers including product liability insurance. Schedule 3.15 contains: (a) a list and brief description of each such policy, including the policy number, coverage, name and address of the insurance carrier, principal amount or limit, annual premium, date of expiration, and loss experience for the current and preceding policy year; and (b) a description of any self-insured retention, retrospective premium program, captive insurance program, and insurance-type reserves. Sellers have complied with each such policy and program and have not failed to give any notice or present any Claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder. Schedule
3.15 also contains a description of all material insurance Claims made by or on behalf of any of Sellers in the three years prior to the date hereof.

3.16    TAXES

        (a) No failure, if any, of any Seller to duly and timely pay all Taxes, including installments on account of Taxes for the current year that are due and payable by it, will result in an Encumbrance on the Assets or any Liability to Buyer.

        (b) There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of any Seller, Threatened against the Seller in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Body relating to Taxes, which will result in an Encumbrance on the Assets or any Liability to Buyer.

        (c) Each of the Sellers has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including any Employees, officers or directors and any non-resident Person, the amount of all Taxes and other deductions required by any laws to be withheld from any amount and has duly and timely remitted the same to the appropriate Governmental Body.

        (d) Bulldog and Empower are not non-resident persons within the meaning of section 116 of the ITA.

        (e) Sellers have filed all Tax returns required by applicable laws to be filed up to and including the date of this Agreement other than the May 31, 2001 Canadian income tax return for Bulldog.

        (f) There are no Tax liens (other than for taxes not yet due and payable) upon the Assets, nor are the Assets subject to any trust arising under applicable laws.

        (g) Bulldog US and Bulldog UK are non-resident persons within the meaning of section 116 of the ITA.

3.17    EMPLOYEE BENEFITS

        (a) Schedule 3.17(a)(i) contains a complete and accurate list of all Employee Benefit Plans. There exists no undertaking or commitment, whether legally binding or not, to create any additional Employee Benefit Plan or to change any existing Employee Benefit Plan. Schedule 3.17(a)(ii) sets forth the financial cost of all obligations owed under any Employee Benefit Plan that is not subject to the disclosure and reporting requirements of any Legal Requirement.

        (b)    Sellers have delivered to Buyer:

               (i) all documents that set forth the terms of each Employee Benefit Plan and of any related trust, including all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries;

               (ii) all personnel, payroll, and employment manuals and policies;

               (iii) a written description of any Employee Benefit Plan that is not otherwise in writing;

               (iv) all annual information returns and financial statements filed with respect to all Employee Benefit Plans;

               (v) all reports prepared or filed in the three years prior to the date hereof by any of Sellers or any third-party administrators, actuaries, investment managers, trustees, consultants, or other independent contractors with respect to any Employee Benefit Plan;

               (vi) all notices that were given by any of Sellers with respect to any Employee Benefit Plan to any Governmental Body or any participant or beneficiary, pursuant to statute, in the three years prior to the date hereof, including notices that are expressly mentioned elsewhere in this Section;

               (vii) all notices that were given by any Governmental Body to any of Sellers in relation to any Employee Benefit Plan in the three years prior to the date hereof;

               (viii) all trust agreements, insurance contracts or policies or other funding or related agreements in relation to each Employee Benefit Plan; and

               (ix) all advance income tax rulings, professional opinions, and material correspondence, including without limitation, correspondence of any Governmental Body and internal memoranda, relating to the Employee Benefit Plans.

        (c)    Except as disclosed in Schedule 3.17(c):

               (i) Seller has performed all of its obligations under all Employee Benefit Plans. Seller has made appropriate entries in its financial records and statements for all obligations and liabilities under the Employee Benefit Plans that have accrued but are not due.

               (ii) Each of Sellers is, and each Employee Benefit Plan is, in compliance with all applicable Legal Requirements relating to the Employee Benefit Plans. No fact or circumstance exists that could adversely affect the tax-exempt status of any Employee Benefit Plan.

               (iii) There have been no improper withdrawals, applications or transfers of assets from any Employee Benefit Plan or the trust or other funding media related thereto.

               (iv) Neither Sellers nor any Representative of Sellers, has taken any action or failed to take any action, that could subject any of them to Liability for breach of any statutory or fiduciary duty relating to any Employee Benefit Plan.

               (v) All contributions, premiums or other amounts required to be paid or provided by any Person to or under each Employee Benefit Plan have been duly made in accordance with the terms of the Employee Benefit Plans and all applicable Legal Requirements and are deductible under applicable tax legislation.

               (vi) No act or event has occurred or circumstance exists that may result in (A) a material increase in premium costs of Employee Benefit Plans that are insured, or (B) a material increase in benefit costs of Employee Benefit Plans that are self-insured.

               (vii) Other than routine claims for benefits, there is no Claim against, or Proceeding involving, any Employee Benefit Plan that is pending or that, to any of Sellers' Knowledge, is Threatened.

               (viii) Each of the Employee Benefit Plans is fully funded or fully insured and no unfunded liability or other deficit exists thereunder.

               (ix) None of the Employee Benefit Plans is a multi-employer pension plan as defined in applicable Legal Requirement.

               (x) Seller provides no health or other benefits for any retired or former Employee nor is it obligated to provide health or other benefits to any active Employee following such Employee's retirement or other termination of service, or to the beneficiaries or dependents of former Employees.

               (xi) The consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any Employee benefit and does not require any notification to be given to any Governmental Body.

3.18    EMPLOYMENT LAW MATTERS

        (a) Set forth in Schedule 3.18(a) are the names and titles of all Employees who perform services on a full or part time basis and who are currently actively or inactively employed by any of Sellers, together with particulars of their compensation (including salary, bonuses, commissions, or any incentive payments), positions held, location of employment, age and start date with such Seller, whether such Employee has entered into an employment Contract with one of Sellers, and whether such Employee is (a) absent on a leave of absence; or (b) absent and in receipt of workers' compensation, workplace safety and insurance, or disability benefits. Where such Employee has entered into an employment contract with such Seller, a true copy has been provided to Buyer. All of the written Contracts with Employees are in compliance with applicable Employment Laws. There are no Contracts with any Employee which are not terminable by one of Sellers upon providing that period of notice (or at such Seller's option, pay in lieu of notice) required by the applicable labour or employment standards legislation or by providing reasonable notice at common law.

        (b) There are no written Seller Contracts with any agents, consultants, independent contractors or outside vendors.

        (c) Each of Sellers is currently in compliance with all of the employment Contracts referred to in Section 3.18(a).

        (d) None of Sellers is a party to or bound by any Collective Agreement. No Union claims to represent the Employees or has been certified as bargaining agent for them. None of the Employees is represented by any Union and none of Sellers has any Knowledge of any current Union organizing activities among the Employees. There are no outstanding or, to the Knowledge of Sellers, Threatened applications for certification or any other proceedings in which a Union is claiming or seeking exclusive authority to bargain collectively for any Employees, nor has there ever been any such activities. Neither Sellers nor any Representative of Sellers, have received or sent a notice to commence collective bargaining for the purposes of bargaining a Collective Agreement or revision or renewal of same, nor has any of them agreed to conduct collective bargaining with any Union representing any of the Employees.

        (e)    Except as disclosed in Schedule 3.18(e):

               (i) no employee of Bulldog or Empower is employed outside the Province of Ontario;

               (ii) no Employee is on permanent or temporary lay off, leave of absence for any reason, jury duty or off work receiving workers' compensation benefits or insurance, short term disability or long term disability benefits;

               (iii) no Employee is entitled to any special consideration under any agreement with any of Sellers;

               (iv) each of Sellers has at all times been in material compliance with its obligations under all Employment Laws and Occupational Health and Safety Laws. None of Sellers is liable for any assessments, penalties or other sums for failure to comply with any Employment Laws or any Occupational Health and Safety Laws;

               (v) there are no Claims, outstanding, pending or, to any of Sellers' Knowledge, Threatened against such Seller under any Employment Laws, nor have there been any Claims filed under any Employment Law for three years prior to the date of this Agreement;

               (vi) none of Sellers has received notice of the intent of any Governmental Body responsible for the enforcement of any Employment Laws to conduct an investigation with respect to or relating to such Seller, and no such investigation is in progress;

               (vii) to Sellers' Knowledge, no Employee or former Employee has suffered any illness, disease, injury or death as a result of his or her employment by one of Sellers;

               (viii) all current employer contributions, assessments and filings, including but not limited to, experience rating surcharges and Workwell surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under the Workplace Safety and Insurance Act, 1997 (Ontario), S.O. 1977, c.16, Sched. A, or similar Employment Laws, have been paid by one of Sellers. None of Sellers has been subject to any special or penalty assessment or surcharge, including but not limited to, experience rating surcharges and Workwell surcharges under such legislation;

               (ix) none of Sellers has liability of any kind to any Employee or former Employee, except for compensation or remuneration and benefits payable to such Employee or former Employee, or to which such Employee or former Employee may be entitled, in the Ordinary Course of Business. There are no outstanding loans or advances made or granted by any of Sellers to any Employee or former Employee;

               (x) the consummation of the transactions contemplated by this Agreement will not cause or result in the termination of employment of any Employee and will not entitle any Employee to pay in lieu of notice of termination, termination pay, severance pay, retiring allowance, retirement benefit or any other payment under any written or oral agreement with any of Sellers;

               (xi) all obligations of each of Sellers, whether arising by operation of law, Contract, past custom or otherwise, for wages, salaries, remuneration, compensation, bonuses, commissions, vacation and holiday pay, sick pay or leave, termination or severance pay or pay in lieu of notice of termination, and any other form of compensation payable to any Employee or former Employee in respect of the services rendered by any of them, have been paid; and

               (xii) each of Sellers has withheld all amounts required by law to be withheld from payments made by them with respect to any Employee or former Employee, including those with respect to tax withholdings, Canada and Quebec Pension Plan contributions and Unemployment or Employment Insurance premiums and remittances, and has remitted such amounts to the appropriate Governmental Bodies within the times required by law.

        (f) To any of Sellers' Knowledge, no Employee or director of any of Sellers is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition, or proprietary rights agreement, between such Employee or director and any other Person that in any way adversely affects or will affect (i) the performance of his duties as an Employee or director of any of Sellers, or (ii) the ability of any of Sellers to conduct its business, including any such agreements between such Seller and any such Employee or director. To any of Sellers' Knowledge, no Designated Employee or group of Employees intends to terminate his or their employment with any of Sellers.

        (g) Sellers have delivered to Buyer true and correct copies of any written personnel policies, rules or procedures applicable to the Employees.

3.19    LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

        (a)    Except as disclosed in Schedule 3.19(a):

               (i) Each of Sellers is, and at all times during the three year period prior to the date hereof has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of the Assets.

               (ii) No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause any of Sellers to Contravene any Legal Requirement or may give rise to any obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

               (iii) Neither Sellers nor Sellers' Representatives have received, at any time in the three year period prior to the date hereof, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Legal Requirement by any of Sellers or any actual, alleged, possible, or potential obligation on the part of any of Sellers to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

        (b) Schedule 3.19(b) contains a complete and accurate list of each Permit that is held by each of Sellers or that otherwise relates to the Business or the Assets, all of which are valid and in full force and effect and will remain so upon their transfer to Buyer at Closing. Except as disclosed in Schedule 3.19(b):

               (i) Each of Sellers is, and at all times in the three years prior to the date hereof has been, in compliance with all of the terms and requirements of each such Permit applicable to it.

               (ii) No event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in Contravention of any Permit.

               (iii) None of Sellers has received, at any time in the three (3) years prior to the date hereof, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential Contravention of any Permit by such Seller.

               (iv) All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Bodies.

               (v) All such Permits are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.

The Permits listed in Schedule 3.19(b) collectively constitute all of the Permits necessary to permit Sellers to conduct and operate the Business lawfully in the manner in which they currently conduct and operate the Business and to permit Sellers to own and use the Assets in the manner in which they currently own and use the Assets.

3.20    PROCEEDINGS AND ORDERS

        (a)     There is no pending Proceeding:

               (i) by or against any of Sellers or that otherwise relates to the Business or to any of the Assets; or

               (ii) that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

               To any of Sellers' Knowledge, no such Proceeding has been Threatened nor is there any reasonable basis for any as yet unasserted Claim or action.

        (b) Schedule 3.20(b) lists each Order to which any of Sellers or any of the Assets is or has been subject. To any of Sellers' Knowledge, no officer, director, agent or

               Employee is subject to any Order that prohibits such officer, director, agent or Employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

        (c)    Except as disclosed in Schedule 3.20(c):

               (i) Each of Sellers is, and at all times in the three years prior to the date hereof has been, in compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

               (ii) No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of Sellers, or any of the assets owned or used by any of Sellers, is subject; and

               (iii) None of Sellers has received, at any time in the three years prior to the date hereof, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which such Seller, or any of the assets owned or used by such Seller, is or has been subject.

        (d) In the five years prior to the date hereof, no Claims have arisen or have been alleged to have arisen from any products manufactured and/or sold or any services provided by any of Sellers. To any of Sellers' Knowledge no such Claim is Threatened.

3.21    RELATIONSHIPS WITH RELATED PERSONS

               Other than as disclosed in Schedule 3.21, no Related Person of any of Sellers has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), of such Seller. Neither Sellers nor any Related Person of Sellers, owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has:
(i) had business dealings or a material financial interest in any transaction with Sellers; or (ii) engaged in competition with any of Sellers with respect to any line of the products or services of Sellers in any market presently served by Sellers except for less than 1% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange. Other than as disclosed in Schedule 3.21, no Related Person of Sellers is a party to any Contract with, or has any claim or right against, any of Sellers. Schedule
3.21 describes all services that a Related Person of Sellers provides to any of Sellers utilizing either: (i) assets not owned by Sellers; or (ii) persons not employed by Sellers; and the manner in which the costs of providing such services have been allocated to Sellers.

3.22    BROKERS OR FINDERS

               Other than as disclosed in Schedule 3.22, neither Sellers nor any of their Representatives have incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

3.23    SECURITIES LAW

               Each of Sellers is an "accredited investor" within the meaning of the Ontario Securities Commission Rule 45-501, Exempt Distributions.

3.24    DISCLOSURE

        (a) No representation or warranty of any of Sellers in this Agreement and no statement in the Schedules contains any untrue statement or omits to state a material fact necessary to make the statements therein or herein, in light of the circumstances in which they were made, not misleading.

        (b) None of Sellers has Knowledge of any fact that has specific application to any of Sellers or the Business (other than general economic or industry conditions) and that could have a Material Adverse Effect on Sellers or the Business that has not been set forth in this Agreement.

3.25    INTELLECTUAL PROPERTY

        (a) "Intellectual Property" means all intellectual property owned, used or licensed (as licensor or licensee) by any of Sellers, including without limitation:

               (i)    each of Sellers' name and all Marks;

               (ii)   all Copyrights;

               (iii)  all Trade Secrets; and

               (iv) all Net Names, in each case owned, used or licensed (as licensor or licensee) by any of Sellers.

        (b) Schedule 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by any of Sellers, and Sellers have delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property, except for any license for Commercial Software with a value of less than $1,000 under which any of Sellers is the licensee. There are no outstanding and, to any of Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such Seller Contract.

        (c) The Intellectual Property constitutes all the intellectual property necessary for the continued operation of the Business by Buyer in any material respect after the Closing in the same manner as operated by Sellers before the Closing. Except as disclosed in Schedule 3.25(c), one or several of Sellers is the owner or licensee of all right, title, and interest in and to the Intellectual Property, free and clear of all

               Encumbrances, and has the absolute right to use all of the Intellectual Property without payment to a third party, except in respect of the licenses listed in Schedule 3.25(c). Except as disclosed in Schedule 3.25(c), all former and current Employees of Sellers have executed written Contracts with one of Sellers that;

               (i) assign to such Seller all rights to any works of authorship, inventions, improvements, discoveries, or information relating to the Business; and

               (ii) waive for the benefit of such Seller all moral rights in any works of authorship relating to the Business, including but not limited to the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

        (d)    Patents:

               (i)    None of Sellers owns, uses or licenses any Patents.

        (e)    Marks:

               (i) Schedule 3.25(e) contains a complete and accurate list and summary description of all Marks owned, used or licensed by each of Sellers.

               (ii) All Marks owned, used or licensed by any of Sellers that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

               (iii) No Mark owned, used or licensed by any of Sellers has been or is now involved in any opposition, invalidation, or cancellation Proceeding and, to any of Sellers' Knowledge, no such action is Threatened with respect to any of the Marks.

               (iv) To any of Sellers' Knowledge, there is no potentially infringing Mark of any other Person.

               (v) No Mark owned, used or licensed by any of Sellers is infringed or, to such Seller's Knowledge, has been challenged or Threatened in any way in Canada, the United States or the United Kingdom. None of the Marks owned, used or licensed by any of Sellers infringes or is alleged to infringe any Mark of any other Person in Canada, the United States or the United Kingdom.

               (vi) All products and materials containing a Mark bear the proper registration notice where required by law.

        (f)    Copyrights:

               (vii) Schedule 3.25(f) contains a complete and accurate list and summary description of all Copyrights owned, used or licensed by each of Sellers.

               (viii) All of such Copyrights owned, used or licensed by any of
                      Sellers are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date.

               (ix) No Copyright owned, used or licensed by any of Sellers is infringed or, to such Seller's Knowledge, has been challenged or threatened in any way, in Canada, the United States or the United Kingdom. None of the subject matter of any of the Copyrights owned, used or licensed by any of Sellers infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of any other Person, in Canada, the United States or the United Kingdom.

               (x) All works encompassed by such Copyrights have been marked with the proper copyright notice where required by law.

        (g)    Trade Secrets:

               (i) With respect to each Trade Secret owned, used or licensed by Seller, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

               (ii) Sellers have taken all reasonable precautions to protect the secrecy, confidentiality, and value of all Trade Secrets owned, used or licensed by any of Sellers (including the enforcement by such Seller of a policy requiring each Employee, consultant or contractor to execute proprietary information and confidentiality agreements substantially in such Seller's standard form, which agreements have been executed by all Employees or former Employees, consultants and contractors of such Seller).

               (iii) The Trade Secrets owned, used or licensed by any of Sellers are not part of the public knowledge or literature in Canada, the United States or the United Kingdom, and, to such Seller's Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than Sellers) or to the detriment of such Seller. No Trade Secret owned, used or licensed by any of Sellers is subject to any adverse claim or has been challenged or Threatened in any way or infringes any Intellectual property, in Canada, the United States or the United Kingdom.

        (h)    Net Names:

               (xi) Schedule 3.25(h) contains a complete and accurate list and summary description of all Net Names owned, used or licensed by each of Sellers.

               (xii) All Net Names owned, used or licensed by any of Sellers have been registered in the name of such Seller.

               (xiii) No Net Name owned, used or licensed by any of Sellers has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to such Seller Knowledge, no such action is Threatened with respect to any Net Name owned, used or licensed by such Seller.

               (xiv) To any of Sellers' Knowledge, there is no domain name application pending of any other person that would or potentially would interfere with or infringe any Net Name owned, used or licensed by such Seller.

               (xv) No Net Name owned, used or licensed by any of Sellers is infringed or, to such Seller's Knowledge, has been challenged, interfered with or Threatened in any way. No Net Name infringes, interferes with or, to any of Sellers' Knowledge, is alleged to interfere with or infringe the trade-mark, copyright or domain name of any other Person, in Canada, the United States or the United Kingdom.

3.26    SOFTWARE

        (a) Bulldog owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all computer programs (excluding in each case Commercial Software used in the Business ("Programs"). Schedule 3.26(a) contains a complete and correct list of all of the Programs. Sellers have licenses for all Commercial Software used in the Business and Sellers do not have any obligation to pay fees, royalties and other amounts at any time pursuant to any such license. Bulldog disclaims any and all representations, warranties and conditions with respect to the Commercial Software, express, implied or collateral, including merchantability and fitness for a particular purpose.

        (b) Schedule 3.26(b) sets forth a complete list of all: (i) Contracts to which any of Sellers is a party (as licensor, licensee or otherwise) and pursuant to which such Seller or any other Person is authorized to use, sell, distribute or license any Programs; and (ii) Contracts with resellers and distributors that grant non-exclusive rights to use or modify and resell or sublicense object code. None of Sellers is in violation of any such license, sublicense or agreement.

        (c) Schedule 3.26(c) lists all Contracts to which any of Sellers is a party and pursuant to which such Seller is authorized to use any third party Patents, Marks, Trade Secrets or Copyrights, including software, which are incorporated in any existing product or service of any of Sellers ("Embedded Products"). None of Sellers is contractually obligated to pay compensation to any third party with respect to any Programs, except pursuant to the agreements disclosed on Schedule 3.26(c).

               None of Sellers has entered into any Contract under which such Seller is restricted, and is not otherwise restricted, from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party.

        (d) Schedule 3.26(d) lists all authors of the Programs or any other Person who participated in the development of the Programs or any portion thereof or performed any work related to the Programs (such authors and other persons or entities are collectively referred to as the "Software Authors"). Each Software Author made his contribution to the Programs within the scope of employment with Bulldog, as a work made in the course of employment and was directed by Bulldog to work on the Programs. Other than as disclosed in Schedule 3.26(d), the Programs and every portion thereof are an original creation of the Software Authors and do not contain any source code or portions of source code (including any "canned program") created by any parties other than the Software Authors. Each Software Author has waived in writing for the benefit of Bulldog all moral rights in the Programs, including but not limited to the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

        (e) There are no material defects in any of Bulldog's software products and such products shall perform in accordance with related documentation and promotional material supplied by Bulldog, and there are no material errors in any documentation, specifications, manuals, user guides, promotional material, internal notes and memos, technical documentation, drawings, flow charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Programs (collectively, the "Design Documentation"). To the Knowledge of each of Sellers, the computer software included in the Programs does not contain any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" (as these terms are commonly used in the computer software industry), or other software routines designed to permit unauthorized access, to disable or erase software or data, or to perform any other similar type of functions.

                                   ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

               As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to Seller as follows and acknowledges that Seller is relying upon such representations and warranties in connection with the consummation by Seller of the Contemplated Transactions:

4.1     ORGANIZATION

               Buyer is a corporation duly incorporated, organized and validly existing under the laws of the Province of Nova Scotia.

4.2     ENFORCEABILITY; NO CONFLICT

        (a) Buyer has all requisite legal and corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party and to perform its obligations under this Agreement and such Ancillary Agreements to which it is or will be a party, which actions have been duly authorized and approved by all necessary corporate action of Buyer. Assuming due authorization, execution and delivery by the other parties thereto, this Agreement constitutes the legal, valid, and binding obligation of Buyer and each Ancillary Agreement to which Buyer is a party will, upon execution and delivery thereof, constitute, legal, valid and binding obligations of Buyer, in each case enforceable against Buyer in accordance with its terms save as same may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally to the extent that the remedies of specific performance and injunction, being equitable remedies, may only be granted in the discretion of a court of competent jurisdiction.

        (b) Buyer is not and will not be required to obtain any Governmental Authorization or Consent in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

        (c) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will directly or indirectly (with or without notice or lapse of time) conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in the imposition of any form of penalty or prepayment or require an acceleration of payment pursuant to:

               (i)    Buyer's memorandum and articles of association;

               (ii)   any Buyer Contract ; or

               (iii) any Governmental Authorization, Legal Requirement, Permit or Order to which Buyer may be subject.

4.3     CERTAIN PROCEEDINGS

               There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer's Knowledge, no such Proceeding has been Threatened.

4.4     BROKERS OR FINDERS

               Neither Buyer nor any of its agents have incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payment in connection with the Contemplated Transactions.

4.5     SECURITIES

               The issuance and delivery by Documentum, Inc. of the Shares in connection with the Contemplated Transactions will have been duly and validly authorized by all necessary corporate action on the part of Documentum, Inc. and will be issued in compliance with all applicable securities laws. The Shares to be issued in connection with the Contemplated Transactions will, when issued in accordance with the terms of this Agreement, have been validly issued, fully paid and non-assessable.

                                   ARTICLE 5

                COVENANTS AND AGREEMENTS OF SELLER BEFORE CLOSING

5.1     ACCESS AND INVESTIGATION

               Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer, Sellers will, and, subject to applicable law, will cause Sellers' Representatives to, (a) afford Buyer and its Representatives full and free access to Sellers' personnel, properties, Contracts, books and records, and other documents and data, (b) furnish Buyer and its Representatives with copies of all such Contracts, books and records, and other documents and data as Buyer may reasonably request, (c) furnish Buyer and its Representatives with such additional financial, operating, and other data and information as Buyer may reasonably request, and (d) permit Buyer to make inquiries of clients and suppliers of Sellers and have discussions with Employees, in each case upon receiving the prior consent of Sellers, such consent not to be unreasonably withheld or delayed. No investigation by Buyer hereunder will affect or mitigate the covenants, representations and warranties of Sellers.

5.2     OPERATION OF THE BUSINESS OF SELLER

               Between the date of this Agreement and the Closing Date, Sellers will:

        (a)    conduct the Business only in the Ordinary Course of Business;

        (b) use their best efforts to preserve the Business intact, keep available the services of the current officers and agents of each of Sellers, and maintain relations and goodwill with suppliers, customers, landlords, creditors, Employees, agents and others having business relationships with Sellers;

        (c)    maintain the insurance policies listed in Schedule 3.15;

        (d) confer with Buyer concerning operational matters of a material nature;

        (e) otherwise report periodically to Buyer concerning the status of the Business and Assets; and

        (f) not, without the prior consent of Buyer, take any action, or fail to take any action, within its control to cause any of their representations in this Agreement to become untrue.

5.3     REQUIRED APPROVALS

               As promptly as practicable after the date of this Agreement, Sellers will make all filings that Legal Requirements require them to make to consummate the Contemplated Transactions, including those specified in Schedule 3.3(a). Between the date of this Agreement and the Closing Date, Sellers will cooperate with Buyer with respect to all filings that Buyer elects to make or that Legal Requirements require Buyer to make in connection with the Contemplated Transactions.

5.4     NOTIFICATION

               Between the date of this Agreement and the Closing Date, Sellers will promptly notify Buyer in writing if any of Sellers becomes aware of: (i) any fact or condition that causes or constitutes a breach of any of Sellers' representations and warranties as of the date of this Agreement, or (ii) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition. Such delivery will not affect any rights of Buyer under Section 10.2 and Article 11. During the same period, Sellers will promptly notify Buyer of the occurrence of any breach of any covenant of any of Sellers in this Agreement or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

5.5     PAYMENT OF INDEBTEDNESS

               Buyer will be entitled to set off, from the Cash Payment, all indebtedness owed by Bulldog to Documentum, Inc.

5.6     NO NEGOTIATION

               Until such time, if any, as this Agreement is terminated pursuant to Article 10, Sellers and their Representatives will not, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving Sellers including the sale of any of the shares of any of Sellers, any merger or consolidation or the sale of the business or any of the assets of Sellers (other than in the Ordinary Course of Business).

5.7     BEST EFFORTS

               Sellers will use their best efforts to cause the conditions in
Article 8 to be satisfied.

                                   ARTICLE 6

                        COVENANTS OF BUYER BEFORE CLOSING

6.1     REQUIRED APPROVALS

               As promptly as practicable after the date of this Agreement, Buyer will make all filings that Legal Requirements require it to make to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will: (i) cooperate with Sellers with respect to all filings that Legal Requirements require Sellers to make in connection with the Contemplated Transactions; and (ii) cooperate with Sellers in obtaining all Governmental Authorizations and Consents identified in Schedule 3.3(a); provided that this Section will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden.

6.2     BEST EFFORTS

               Buyer will use its best efforts to cause the conditions in
Section 8.3 and Article 9 to be satisfied.

                                   ARTICLE 7

                         OTHER AGREEMENTS OF THE PARTIES

7.1     EMPLOYEES

        (a)    Buyer and Sellers agree as follows:

               (i) The Designated Employees will be offered employment with Buyer pursuant to written Employment Agreements, on terms and conditions of employment, including but not limited to salary, wages, and Employee Benefit Plans which are substantively similar in the aggregate to those currently received by the Designated Employees. Drafts of these Employment Agreements will be prepared by Buyer and delivered to Sellers prior to Closing. In respect of other Employees, Buyer will have the sole discretion to determine to whom Buyer will make offers of employment and upon what conditions of employment such offers will be made. Those Employees who are offered and who accept employment with Buyer (the "Assumed Employees") shall become employees of Buyer immediately following the Closing. Nothing in this Agreement is intended to, nor does it, confer any rights and privileges upon any person not a party to this Agreement. An Employee to whom Buyer elects not to make an offer of employment will remain the responsibility of Sellers before and after the Closing.

               (ii) All items in respect of Assumed Employees which require adjustment including premiums for unemployment or employment insurance, or employer health tax, Canada and Quebec Pension Plan contributions or similar statutory contributions in the U.S. and UK, accrued wages, salaries, commissions, bonuses, vacation pay or other employee benefits, shall be adjusted to the Closing Date.

               (iii) Sellers shall be responsible for all Claims by or on behalf of the Assumed Employees, whether such Claims are asserted by or after the Closing Date, in respect of any:

                      (A)    Labour Relations Matter arising prior to Closing;

                      (B)    Labour Disturbance arising prior to Closing;

                      (C) all other Claims and Liabilities in respect of any Employment Laws relating to circumstances arising prior to Closing.

               (iv) Sellers shall be responsible for all Claims by or on behalf of all Employees other than Assumed Employees including specifically the Employees who are or were employed by Bulldog UK who are not Assumed Employees in respect of any:

                      (A)    Labour Relations Matter;

                      (B)    Labour Disturbance arising;

                      (C) Severance pay, accrued vacation pay, accrued sick leave and accrued personal days and any other similar obligations (the "Termination Costs") relating to the termination of such Employee's employment, or any break in service or any other event entitling someone to payment for such benefits (a "Termination"); or

                      (D) all other Claims and Liabilities in respect of any Employment Laws.

               (v) Buyer covenants and agrees that, subject to Closing, it shall be responsible for:

                      (A) all Claims and Liabilities, in respect of each Assumed Employee to the extent such Liabilities arise or accrue on or after the Closing Date and relate to any Labour Relations Matter; and

                      (B) all Termination Costs relating to a Termination which occurs after Closing in respect of any Assumed Employee.

               (vi) Prior to the Closing, Bulldog shall obtain and deliver to Buyer a Purchase Certificate from the Ontario Workplace Safety and Insurance Board confirming that, as of the date of Closing, Bulldog no longer has any amounts owing to the Workplace Safety and Insurance Board.

        (b) The parties acknowledge and agree that Buyer shall assume no responsibility nor incur any Liability for any benefits accrued or otherwise to be provided under the Employee Benefit Plans or any other Liability pursuant thereto, that all Employees to which the Employee Benefit Plans relate shall continue to be entitled to the benefits provided under such Employee Benefit Plans in respect of employment up to the Closing Date, and that from and after the Closing Seller shall continue to remain fully responsible for the satisfaction of said benefits, all costs and expenses related to, or arising in connection with the Employee Benefit Plans and any other Employee benefit related Claims or costs relating to any Employees, and relating to any Assumed Employees to the extent that such Claims or costs are based on facts or circumstance which arose or existed prior to the Closing Date, whether or not any such Claims or costs are asserted prior to, on or after the Closing Date, and shall fulfill all statutory and other responsibility with respect thereto.

        (c) In the event that the transactions under this Agreement are not completed in accordance with the terms and conditions hereof, Sellers shall remain solely responsible for all Employees, and Sellers hereby jointly and severally covenant and agree to indemnify and save Buyer harmless from any Liability in respect thereof, including any Termination Costs.

        (d) For a period of two (2) years after the Closing, none of Sellers shall, nor shall they permit their Affiliates, directly or indirectly without the prior consent of Buyer, to hire or make any attempt whatsoever to hire any of the Assumed Employees for any position with any of Sellers or any Affiliate of Sellers, unless such Assumed Employee has been terminated by Buyer.

7.2     RISK AND INSURANCE

               Until the Closing, the Assets shall be and remain at the risk of Sellers. If, prior to Closing, any material part of the Assets is destroyed or damaged by fire or any other casualty, Buyer shall have the option, exercisable by notice in writing:

        (a) to reduce the Purchase Price by an amount equal to the cost of repair or, if destroyed or damaged beyond repair, by an amount equal to the replacement cost of the assets forming part of the Assets so destroyed or damaged and to complete the purchase;

        (b) to complete the purchase of the Assets without reduction of the Purchase Price, in which event all proceeds of insurance shall be payable to Buyer and all right and claim of Sellers to any such proceeds not paid by the Closing shall be assigned by Sellers to Buyer; or

        (c) to terminate this Agreement, in which case Section 10.2 will apply.

7.3     CHANGE OF NAME

               Forthwith after the Closing, but in any event not later than 30 days thereafter, each of Sellers will (a) change its name to any name not incorporating the word "Bulldog" or any variation thereof or any name or combination of words which shall be confusingly similar to "Bulldog"; (b) take any and all necessary steps to cancel any business name registrations in respect of business names incorporating the word "Bulldog" or any variation thereof or any name or combination of words which shall be confusingly similar to "Bulldog"; and (c) cause SPE Bulldog Holdings Inc. and any of the Affiliates thereof to change its name to any name not incorporating the word "Bulldog" or any variation thereof .

                                    ARTICLE 8

               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

        Buyer's obligation to purchase the Assets and to take the other actions required at Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer in whole or in part):

8.1     ACCURACY OF REPRESENTATIONS

               Each of the representations and warranties of each of Sellers in this Agreement must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if then made.

8.2     SELLER'S PERFORMANCE

               Each of the covenants and obligations that each of Sellers is required to perform or to comply with pursuant to this Agreement on or before the Closing Date must have been duly performed and complied with.

8.3     CONSENTS

               Each of the Governmental Authorizations and Consents identified in Schedule 3.3(a) must have been obtained and must be in full force and effect.

8.4     ADDITIONAL DOCUMENTS

               Sellers shall have delivered such other documents as Buyer may reasonably request for the purpose of (i) evidencing the accuracy of any of Sellers' representations and warranties, (ii) evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by any of Sellers, (iii) evidencing the satisfaction of any condition referred to in this Article, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

8.5     ACCEPTANCE OF OFFERS OF EMPLOYMENT

               All of the Designated Employees shall accept the offer of employment by Buyer, subject to the completion of the Contemplated Transactions.

8.6     NO PROCEEDINGS

               Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

8.7     NO CLAIM REGARDING ASSET OWNERSHIP OR SALE PROCEEDS

               There must not have been made or Threatened by any Person any Claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to obtain beneficial ownership of any material Asset or Assets of Seller; or (b) is entitled to all or any portion of the Purchase Price.

8.8     NO PROHIBITION

               Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), Contravene or cause Buyer or any Related Person of Buyer to suffer any Adverse Consequence under: (a) any applicable Legal Requirement or Order; or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

8.9     ORDER

               Sellers shall have received and delivered to Buyer at or prior to the Closing Date an order from an Ontario court of competent jurisdiction, in form and content satisfactory to Buyer, which Order shall waive the application of the Bulk Sales Act (Ontario), R.S.O. 1990, c.B-14, to the Contemplated Transactions.

8.10    BOOKS AND RECORDS

               At the Closing, all of those books and records referred to in
Section 3.5 will be in the possession of Sellers, except for books and records pertaining to Sellers, which Sellers will make available to Buyer after the Closing promptly upon Buyer's request.

8.11    RECEIPT OF THIRD PARTY DOCUMENTATION

               Sellers will have received and delivered to Buyer at or prior to Closing Date the following:

        (a) a release in respect of the security held in favour of each of those secured creditors listed in Schedule 2.6(a)(xiv) in respect of the assets of any of the

               Sellers, signed by the respective secured creditor, together with evidence of the discharge of any registrations of such security interest pursuant to applicable laws;

        (b) an acknowledgement, in form and content satisfactory to Buyer, in respect of (a) the amount owed by Sellers in favour of SPE Bulldog Holdings Inc. or any Affiliate thereof; (b) the specific security over the assets of Seller in favour of SPE Bulldog Holdings Inc. or any Affiliate thereof; together with an undertaking to discharge such security upon repayment of the amount set forth in (i) by Buyer;

        (c) separate assignments of all registered Intellectual Property in registrable form, currently held by SPE Bulldog Holdings Inc. and used in the Business, executed by SPE Bulldog Holdings Inc.; and

        (d) an undertaking by SPE Bulldog Holdings Inc. to change its corporate name to a name that does not include the word "Bulldog".

8.12    SCHEDULES

        On or before the Closing Date, the Schedules and Ancillary Agreements will be in form and content satisfactory to Buyer, in its sole discretion, will be initialed for identification by Buyer or by its designated representative and will be attached to this Agreement. Buyer will have reviewed, and have found satisfactory, all contracts, documents and any other information identified in such Schedules. The parties agree to negotiate in good faith, such amendments to this Agreement and the Ancillary Agreements as may be necessary to reflect the disclosures made in the Schedules. In the event that the parties cannot agree upon the form and content of the Ancillary Agreements, the Schedules, or the consequential changes to this Agreement, on or before the Closing Date, Buyer in its sole discretion, will have the right to terminate this Agreement without any obligation whatsoever, and the monies owed by Sellers to Buyer will become immediately due and payable.

                                    ARTICLE 9

              CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE

        Sellers' obligation to sell the Assets and to take the other actions required at Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

9.1     ACCURACY OF REPRESENTATIONS

               Each of Buyer's representations and warranties in this Agreement must have been accurate as of the date of this Agreement and must be accurate as of the Closing Date as if then made.

9.2     BUYER'S PERFORMANCE

               Each of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement on or before the Closing Date must have been duly performed and complied with.

9.3     ADDITIONAL DOCUMENTS

               Buyer must have caused to be delivered to Sellers such documents as Sellers may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Buyer, (ii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (iii) evidencing the satisfaction of any condition referred to in this Article, or (iv) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                                   ARTICLE 10

                                   TERMINATION

10.1    TERMINATION EVENTS

               This Agreement may, by notice given before or at the Closing and subject to Section 10.2, be terminated:

        (a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

        (b) by Buyer if any condition in Article 8 has not been satisfied as of the date specified for Closing in Section 2.5 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before such date;

        (c) by Sellers if any condition in Article 9 has not been satisfied as of the date specified for Closing in Section 2.5 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before such date;

        (d)    by Buyer pursuant to Section 7.2(c);

        (e)    by mutual consent of Buyer and Sellers; or

        (f) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2001, or such later date as the parties may agree upon.

10.2    EFFECT OF TERMINATION

               Each party's right of termination under Section 10.1 (and Buyer's right to terminate under Section 7.2(c)) is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1 or 7.2(c), all obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                                   ARTICLE 11

                                 INDEMNIFICATION

11.1    SURVIVAL, RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE; WAIVER

               All representations, warranties, covenants, and obligations in this Agreement, the certificates delivered pursuant to Section 2.6, and any other certificate or document delivered pursuant to this Agreement will survive the Closing and the consummation of the Contemplated Transactions, subject to the limitations set forth in Section 11.4. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant, or obligation.

11.2    INDEMNIFICATION BY SELLERS

               Sellers will jointly and severally indemnify and hold harmless Buyer, and its Representatives and Affiliates (collectively, the "Buyer Indemnitees") for, and will pay to Buyer Indemnitees the monetary value of, any Adverse Consequences arising, directly or indirectly, from or in connection with:

        (a) any breach of any representation or warranty made by any of Sellers in this Agreement, the certificate delivered pursuant to
               Section 2.6(a)(vii), or any other certificate or document delivered by Sellers pursuant to this Agreement;

        (b) any breach by any of the Sellers of any covenant or obligation in this Agreement, the certificate delivered pursuant to Section 2.6(a)(viii), or any other certificate or document delivered by Sellers pursuant to this Agreement;

        (c) any Liabilities of any of Sellers existing at or arising out of a state of facts existing on or before the Closing Date, to the extent that such Liabilities are not reflected or reserved against in the Interim Balance Sheet, including Liabilities arising from or relating to:

               (i) any product shipped or manufactured by, or any services provided by, Sellers before the Closing Date;

               (ii)   any Environmental, Health, and Safety Liabilities;

               (iii) any risk or actual incidence of illness, disability, death or other injury to, or the contraction of any diseases by, any Person (including any Employee or former Employee) resulting from exposure to hazardous materials, products, or other materials on or before the Closing Date, without regard to when such injuries or diseases are first manifested;

        (d)    any matter disclosed in Schedules 3.19 or 3.20;

        (e) any Claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any of Sellers (or any Person acting on such Seller's behalf) in connection with any of the Contemplated Transactions;

        (f) any Claim relating to Employment Laws which may be made or brought or levied against Buyer, or which Buyer may suffer or incur, after the Closing Date, that are brought by or in respect of any Employee, or by any Governmental Body on their behalf, to the extent such Claim relates to the period prior to the Closing Date or relates to any Employee who is not an Assumed Employee;

        (g)    any Retained Liability or Excluded Asset; and

        (h) any and all Proceedings or Claims incidental to any of the matters set forth in Section 11.2(a) through (g).

                      Subject to the limitation on indemnity set out in Section 11.5, Sellers will also jointly and severally indemnify Buyer for the amount (the "Revenue Deficiency") by which, in the period between the Closing Date and June 30, 2002, the license revenues generated by the Business are less than $5,000,000. The Buyer will be indemnified for any Revenue Deficiency in an amount to be calculated according to the following formula, up to a maximum amount of $500,000:

                       Revenue Deficiency  X  $1,150,000
                       ------------------
                          $5,000,000

        (For example, for a Revenue Deficiency of $1,000,000, the amount of the indemnity would be equal to $230,000.)

                      Sellers will also jointly and severally indemnify Buyer for losses sustained by the Buyer in the first year following Closing as a result of the voluntary termination of employment by any of the Assumed Employees, including loss of actual or proposed license revenue, costs of hiring and training of employees, lost opportunity costs, and customer Claims in respect of products licensed to, or services provided to, such customers.

11.3    INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER

               Buyer will indemnify and hold harmless Sellers, and will pay to Sellers the monetary value of any Adverse Consequences arising, directly or indirectly, from or in connection with:

        (a) any breach of any representation or warranty made by Buyer in this Agreement, or in any certificate delivered by Buyer pursuant to this Agreement;

        (b) any breach by Buyer of any covenant or obligation in this Agreement, or in any certificate delivered by Buyer pursuant to this Agreement;

        (c) any Claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; and

        (d) any and all Proceedings, demands or assessments incidental to any of the matters set forth in Section 11.3(a) through (c).

11.4    TIME LIMITATIONS

        (a) The representations and warranties of each of the parties, other than as specifically set out in Section 11.4(b), will survive the Closing and will continue in full force and effect for the benefit of the other party for a period of one year from the Closing Date; and

        (b)    The representations and warranties of Sellers set forth in
               Section 3.16 relating to Taxes shall terminate after three (3) months following the expiration of any time within which an assessment, reassessment or similar document may be issued under any applicable law.

11.5    LIMITATIONS ON AMOUNT--SELLERS

               Sellers will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 11.2(a), or, to the extent relating to any failure to perform or comply before the Closing Date, Section 11.2(b) until the total monetary value of all Adverse Consequences with respect to such matters exceeds $50,000 except (a) in the event that any of Sellers had Knowledge of a breach of one of Sellers' representations and warranties at any time prior to the date on which such representation and warranty is made; or (b) in the event that any of Sellers intentionally breaches any covenant or obligation; in which case this limitation will not apply. Notwithstanding the above, the aggregate maximum amount of any indemnity provided by Sellers to Buyer, in this Article 11 or elsewhere in this Agreement, other than in respect of section 7.1(a)(iv), will be the value of the Escrowed Shares from time to time until such Escrowed Shares are released from Escrow, following which time the aggregate maximum amount of such indemnity will be the value of the Escrowed Shares upon their release from escrow.

11.6    LIMITATIONS ON AMOUNT--BUYER

               Buyer will have no liability (for indemnification or otherwise) with respect to the matters governed by Sections 11.3(a) or 11.3(b) until the total monetary value of all Adverse Consequences with respect to such matters exceeds $50,000 except (a) in the event that Buyer had Knowledge of a breach of one of Buyer's representations and warranties at any time prior to the date on which such representation and warranty is made; or (b) in the event that Buyer intentionally breaches any covenant or obligation; in either case this limitation will not apply. Notwithstanding the above, the aggregate maximum amount of any indemnity provided by Buyer to Seller in this Agreement will be the value of the Escrowed Shares from time to time until such Escrowed Shares are released from Escrow, following which time the aggregate maximum amount of such indemnity will be equal to the value of the Escrowed Shares upon their release from escrow.

11.7    ESCROW; RIGHT OF SETOFF

               Upon notice to Sellers specifying in reasonable detail the basis for its action, Buyer may set off any amount to which it may be entitled under this Article against amounts otherwise payable under this Agreement or may give notice of a Claim in such amount under the Escrow Agreement. The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a breach under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a Claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.8    PROCEDURE FOR INDEMNIFICATION

        (1) The following provisions and the provisions of Section 11.9 will apply to any claim by Buyer for indemnification by Sellers pursuant to Article 11 hereof (an "Indemnity Claim"):

        (a) Promptly after becoming aware of any matter that may reasonably give rise to an Indemnity Claim, Buyer will provide to Sellers written notice of the Indemnity Claim specifying the basis for the Indemnity Claim and the amount of the Indemnity Claim or, if an amount is not then determinable, an estimate of the amount of the Indemnity Claim, if an estimate is feasible in the circumstances;

        (b) Buyer will not negotiate, settle, compromise or pay (except in the case of payment of a judgment) any Indemnity Claim relating to an alleged Liability to any other Person (a "Third Party Liability") as to which it proposes to assert an Indemnity


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

               Claim, except with the prior written consent of Sellers (which consent shall not be unreasonably withheld or delayed);

        (c) With respect to any Third Party Liability, provided Sellers first admit Buyer's right to indemnification for the amount of such Third Party Liability which may at any time be determined or settled, then, in any legal, administrative or other proceedings in connection with the matters forming the basis of the Third Party Liability, the following procedures will apply:

               (i) Except as contemplated by subparagraph (ii) of this paragraph, Sellers will have the right to assume carriage of the compromise or settlement of the Third Party Liability and the conduct of any related Proceedings, but Buyer shall have the right and shall be given the opportunity at its expense to participate in the defence of the Third Party Liability, to consult with Sellers in the settlement of the Third Party Liability and the conduct of related Proceedings (including consultation with counsel);

               (ii) Notwithstanding subparagraphs (i) of this paragraph, Sellers shall not settle the Third Party Liability or conduct any legal, administrative or other proceedings in any manner which would, in the reasonable opinion of the Purchaser, have a Material Adverse Effect on the condition of the Business or Buyer, except with the prior written consent of Buyer (not to be unreasonably withheld or delayed).

               (iii) Sellers shall keep Buyer advised of the status of any Third Party Liability and will provide Buyer copies of all relevant documentation as it becomes available.

(d) If, with respect to any Third Party Liability, Sellers do not admit Buyer's right to indemnification or declines to assume carriage of the settlement or of any Proceedings relating to the Third Party Liability, then the following provisions will apply:

               (i) Buyer, at its discretion, may assume carriage of the settlement or of Proceedings relating to the Third Party Liability and may defend or settle the Third Party Liability on such terms as Buyer, acting in good faith, considers advisable; and

               (ii) Any cost, loss, damage or expense incurred or suffered by Buyer in the settlement or defence of such Third Party Liability or the conduct of any Proceedings shall be added to the amount of the Indemnity Claim.

        (2) The provisions of Sections 11.8 and 11.9 shall apply mutatis mutandis to any Claim by Sellers for indemnification by Buyer pursuant to
Article 11 hereof.

11.9    RESOLUTION OF DISPUTES BY MEDIATION OR ARBITRATION

               The parties shall act in good faith to resolve promptly any controversy or claim arising out of or relating to this Agreement or the Contemplated Transactions, including any contract or tort Claims, by negotiations between senior executives of the parties who have authority to settle the controversy (and who do not have direct responsibility for administration of this Agreement). If the parties are unable to resolve the dispute by negotiation, then the disputing party shall give the other party written notice of the dispute. Within 10 days after receipt of the notice, the receiving party shall submit to the other party a written response. The notice and response shall include (i) a statement of the party's position and a summary of the evidence and the arguments supporting its position, and (ii) the name and title of the executive who shall represent that party. The executives shall meet at a mutually acceptable time at Toronto, Ontario within 20 days of the date of the disputing party's notice and then as often as they reasonably deem necessary to exchange relevant information and to attempt to resolve the dispute by mediation before resorting to arbitration. Each of the executives may, if they desire, attend such meetings with legal counsel present.

               If the matter has not been resolved pursuant to the mediation procedure within 60 days after the initiation of the mediation, or if either party does not participate in the mediation, then the controversy or Claim shall be settled by submitting it to arbitration at ADR Chambers International in Toronto, Ontario pursuant to the provisions of the Ontario International Commercial Arbitration Act, R.S.O. 1990, c. I.9. The arbitration panel will consist of a sole arbitrator. The arbitration shall be final and binding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

               The arbitrator may grant interim awards and equitable relief, including temporary restraining orders, preliminary injunctions, and specific performance. However, this Section 11.9 and this Agreement do not preclude any party from seeking injunctive relief in a court in order to protect its rights until the time that a judgment is entered on an award, nor does the filing of any action constitute a waiver by a party of its right to seek arbitration under this Agreement. The arbitrator may not award punitive damages or other damages not measured by the prevailing party's actual damages, including damages specifically permitted under this Agreement. The submission of a dispute to arbitration as provided in this Section 11.9 and the rendering of a decision by the arbitrator is a condition precedent to any right of legal action on the dispute. The cost and expense of the arbitration, including the fees of the arbitrator, shall be divided equally between Sellers and Buyer, unless the arbitrator orders a different allocation of the costs and expenses. Nothing contained in this Agreement prevents the parties from settling any dispute, at any time, by mutual agreement.

                                   ARTICLE 12

                             POST-CLOSING COVENANTS

12.1    PAYMENT OF OTHER RETAINED LIABILITIES

               Sellers will pay in full, or make adequate provision for the payment in full of, all of the Retained Liabilities and other Liabilities of Sellers under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Assets or Buyer's conduct of the Business, Buyer may at any time after the Closing Date elect to make all such payments directly (but will have no obligation to do so) and pursue its indemnification rights and remedies pursuant to Article 11 and set off and deduct the full amount of all such payments from the unpaid balance of the Purchase Price or from any other amounts owed to Sellers. Buyer will receive full credit for all payments so made.

12.2    CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

        After Closing, Sellers will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers, and others, and Seller will satisfy the Retained Liabilities in a manner which is not detrimental to any said relationships. Sellers will refer to Buyer all inquiries relating to the Business. Seller will take no action which would tend to diminish the value of the Assets after Closing or which would interfere with the business of Buyer to be engaged in after the Closing Date, including, without limitation, disparaging the name or business of Buyer.

                                   ARTICLE 13

                               GENERAL PROVISIONS

13.1    EXPENSES

               Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

13.2    PUBLIC ANNOUNCEMENTS

               Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Sellers will not make any disclosure of the Contemplated Transactions to any Person, except with the prior written consent of Buyer or as required by Legal Requirements. Sellers and Buyer will consult with each other concerning the means by which Sellers' Employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3    CONFIDENTIALITY

               Between the date of this Agreement and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the Representatives of Buyer and Sellers to maintain in confidence, and not use to the detriment of another party hereto or the Business any written, oral, or other information obtained in confidence from another party in connection with this Agreement or the Contemplated Transactions, unless: (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party; (b) the use of such information is necessary or appropriate in making any filing or obtaining any Consent required for the consummation of the Contemplated Transactions; or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with Proceedings.

               If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

13.4    NOTICES

               Any communication (including any consent, approval or instructions) provided for under this Agreement shall be in writing and shall be effectively given if: (a) delivered personally, or (b) sent by prepaid courier service or registered mail addressed to:

                      Sellers:

                      c/o Benjamin Rubin and Associates

                      Address: 229 Russell Hill Road

                      Toronto M4V 2T3

                      Facsimile No.: 416-929-4603

                      Attention: Benjamin Rubin


                      with a copy to:

                      Osler, Hoskin & Harcourt LLP

                      Attention: Mark Trachuk

                      Address: Box 50, 1 First Canadian Place
                               Toronto, Ontario M5X 1B8

                      Facsimile No.: 416-862-6666


                      Buyer:

                      Attention: General Counsel

                      Address: 6801 Koll Center Parkway
                               Pleasanton, CA 94566-7047

                      Facsimile No.:  925-600-6031


                      with a copy to:

                      Baker & McKenzie

                      Attention: Michael Mensik

                      Address: One Prudential Plaza, 130 East Randolph Drive
                               Chicago, Illinois 60601

                      Facsimile No.: 312-861-2899

                      With a copy to:

                      Baker & McKenzie

                      Attention: Janice McAuley

                      Address: 181 Bay Street, BCE Place, Suite 2100,

                               Toronto, Ontario, M5J 2T3

               Any notice so given shall be deemed conclusively to have been given and received when so delivered personally or by pre-paid courier service or on the fifth day following the sending thereof by registered mail. Any party thereto or others mentioned above may change any particulars of its address for notice by notice to the others in the manner aforesaid.

13.5    FURTHER ASSURANCES

               The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

13.6    INCORPORATION OF SCHEDULES

               The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

13.7    ENTIRE AGREEMENT AND MODIFICATION

               This Agreement supersedes all prior agreements among the parties with respect to its subject matter (including the Letter of Intent between Buyer and Bulldog dated November 7, 2001) and constitutes (together with the documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by the party to be charged with the modification.

13.8    TIME OF ESSENCE

               With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.9    SEVERABILITY

               If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10   ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

               No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign, prior to or following Closing, any of its rights and delegate any of its obligations under this Agreement to any Affiliate or to any subsequent acquirer of the Assets. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the parties' successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy, or Claim under or with respect to this Agreement or any provision of this Agreement except such rights as shall inure to a successor or permitted assignee pursuant to this Section.

13.11   ENFORCEMENT OF AGREEMENT

               Sellers acknowledge and agree that Buyer could be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with the specific terms and that any breach of this Agreement by Sellers could not be adequately compensated in all cases by monetary damages alone. Accordingly, Sellers agree that, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it will be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.12   WAIVER

               The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power, or


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

privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law: (a) no Claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.13   JURISDICTION AND SERVICE OF PROCESS

               Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction must be brought in the courts of the Province of Ontario, and each of the parties irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all Claims in respect of the Proceeding shall be heard and determined only in such courts, and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that any or all of them may file a copy of this Section with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in this Section may be served on any party anywhere in the world.

13.14   GOVERNING LAW

               This Agreement will be governed by and construed under the laws of the Province of Ontario without regard to conflicts of laws principles that would require the application of any other law.

13.15   COUNTERPARTS

               This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

                                         DOCUMENTUM CANADA COMPANY

                                         By:
                                             -----------------------------------

                                         Name:

                                         Title:

                                         THE BULLDOG GROUP INC.

                                         By:
                                             -----------------------------------

                                         Name:

                                         Title:

                                         EMPOWER COMPUTERWARE INC.

                                         By:

                                         Name:

                                         Title:

                                         THE BULLDOG GROUP USA, INC.

                                         By:

                                         Name:

                                         Title:

                                         THE BULLDOG GROUP UK LIMITED

                                         By:

                                         Name:

                                         Title:



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